Exhibit 99.1

CONSENT OF JEFFERIES LLC

November 26, 2014

The Conflict Committee of the Board of Directors of

OTLP GP, LLC

333 Clay Street, Suite 2400

Houston, Texas 77002

We hereby consent to the inclusion of our opinion letter dated November 11, 2014 to the Conflicts Committee of the Board of Directors of OTLP GP, LLC as Annex B to the proxy statement/prospectus which forms a part of the Registration Statement on Form S-4 of Enterprise Products Partners L.P. (“Enterprise”) relating to the proposed merger involving Enterprise and Oiltanking Products Partners L.P. (the “Registration Statement”) and to the references to such opinion and our firm in such proxy statement/prospectus under the captions entitled “SUMMARY—Oiltanking’s Reasons for the Merger”, “SUMMARY—Opinion of Oiltanking Conflicts Committee’s Financial Advisor”, “THE MERGER—Background of the Merger”, “THE MERGER—Recommendation of the Oiltanking Conflicts Committee and the Oiltanking Board and Reasons for the Merger”, “THE MERGER— Opinion of the Oiltanking Conflicts Committee’s Financial Advisor.” By giving such consents, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Jefferies LLC

/s/ Jefferies LLC